Exhibit 10.2

August 5, 2014

Mr. Rick E Winningham

Dear Rick:

I am pleased to invite you to become the full-time President and Chief Executive Officer of Theravance Biopharma, Inc. (“Theravance Biopharma”) and Theravance Biopharma US, Inc. (the “Company” or “Theravance Biopharma US”), effective as of the date set forth below (the “Transition Date”).  You will continue to be an employee of Theravance Biopharma US, a wholly-owned Delaware operating subsidiary of Theravance Biopharma.  You will continue to report to the Board of Directors of Theravance Biopharma.

The Company is aware that you will continue to serve as a member of Theravance, Inc.’s Board of Directors.  In this regard, you agree to abide by the terms of the Theravance Biopharma Conflict of Interest Policy (including the addendum thereto with regard to Theravance, Inc. matters) at all times during your employment.

Your salary on an annualized basis will be $885,828 per year.  You will continue to be eligible to receive an annual discretionary bonus with a target amount of 60% of your base salary earned in 2014 (and each calendar year thereafter), based on the Company’s performance against its annual goals and a review of your individual performance.  You will be required to be an active employee in good standing at the time the bonus is paid in order to receive the bonus, which will be no later than 2½ months after the close of the calendar year.  Your salary and target bonus may be changed from time-to-time at the sole discretion of the Board of Directors or its Compensation Committee.

You will continue to be eligible to participate in all of the Company-sponsored benefits that are provided by the Company to its employees to the extent you satisfy the eligibility criteria for such plans.  You will receive credit under Theravance Biopharma US’ vacation policy for your years of service at Theravance, Inc.  By accepting employment with Theravance Biopharma US, you expressly agree to roll over your current balance of accrued but unused vacation to your employment with Theravance Biopharma US (in which case the accrued vacation would be immediately available following your transition to the new entity).  You will be eligible to accrue additional vacation days consistent with Theravance Biopharma US’ Employee Handbook with the same accrual schedule and maximum levels of accrual at Theravance.  The Company will also provide you with the additional benefit set forth on Exhibit A.

In addition, subject to the approval of the Theravance Biopharma Board of Directors or its Compensation Committee, you will be granted an option to purchase 320,000 ordinary shares of Theravance Biopharma at a per share purchase price equal to the fair market value of one Theravance Biopharma ordinary share on the date of grant, which will be the fifth trading day following the Transition Date.  The vesting and exercise details of your option grant will be set forth in your option paperwork, but in general your option will vest over four years of employment, with a one year “cliff” provision that prevents it from being exercised before the first anniversary of the Transition Date.  The Option will be subject to the terms and conditions applicable to options granted under the Theravance Biopharma 2013 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement.  As you are aware, the Compensation Committee determined not to grant the 36,000 share option described in your original offer letter.

The Proprietary Information and Inventions Agreement between you and the Company will remain in full force and effect.  As a condition of your employment, you are expected to continue to abide by our policies, including those set forth in the Employee Handbook provided to you in connection with your initial hire.

While we hope that your employment with Theravance Biopharma US will be mutually satisfactory, your employment status will remain at-will.  As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Lead Independent Director of Theravance Biopharma.  Notwithstanding the foregoing, if your employment is terminated by the Company without cause, you incur a separation and you are not eligible for severance benefits under the Theravance Biopharma Change in Control Severance Plan in connection with such separation, the Company will make a lump sum payment to you (less all applicable withholding taxes) of 24 months’ salary (at the rate in effect at the time of your separation) plus 2 times your then current target bonus, provided that as a condition to receiving such severance payment you execute the Company’s standard form of release required of all employees who receive any severance pay.  The form of release will be delivered to you within 30 days after your separation and you must execute and return the release within the time period set forth in the form of release, which will in no event be later than 50 days after your separation.  If you fail to return the release on or before the deadline set forth in the form of release, or if you revoke the release, then you will not be entitled to the severance payment.  Provided you satisfy such release requirements, the severance payment will be paid within 60 days after your separation; however, if such 60-day period spans two calendar years, then the severance payment will in any event be made in the second calendar year.

For purposes of the above severance provision, a termination “without cause” shall mean termination for any reason other than: (i) unauthorized use or disclosure of the confidential information or trade secrets of Theravance Biopharma (or any parent or subsidiary), which use causes material harm to Theravance Biopharma (or any parent or subsidiary), (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from Theravance Biopharma’s Board of Directors.  For purposes of the above severance provision, “separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

To the extent the severance payment described in this letter is deemed to be nonqualified deferred compensation that is subject to Section 409A of the Code and if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation, then the severance payment will be made on the first business day following (i) expiration of the six-month period measured from your separation or (ii) the date of your death.

*              *              *

This letter sets forth the revised terms of your employment with us and supersedes any prior representations or agreements, whether written or oral.  A duplicate original of this offer is enclosed for your records.  To accept this offer, please sign and return this letter to me.  We understand that you would like to provide some notice to Theravance, Inc.  Accordingly, we look forward to determining a mutually agreeable Transition Date, provided such date occurs on or prior to August 15, 2014.

Sincerely,

Theravance Biopharma, Inc.

/s/ William D. Young

By: William D. Young
Title: Lead Independent Director

I have read and accept this employment offer:

/s/ Rick E Winningham

Rick E Winningham

Date: August 5, 2014.

Exhibit A

Theravance Change in Control Gross-Up Payment

Applicability

In the event that (i) Theravance, Inc. (“Theravance”) is subject to a “Change in Control” (as defined in the Theravance, Inc. Amended and Restated Change in Control Severance Plan as filed with the SEC on August 7, 2008, provided such transaction or occurrence also constitutes a “change in control event” under Treasury Regulation 1.409A-3(a)(5)) while you are employed by the Company and (ii) you are a “disqualified individual” of Theravance for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to such Change in Control, then you will be eligible to receive a gross-up payment from the Company on the terms set forth on this Exhibit A.

Gross-Up Payment

If it is determined that any payment or distribution of any type to or for your benefit made by Theravance, by any of its affiliates, by any person who acquires ownership or effective control of Theravance or ownership of a substantial portion of Theravance’s assets (within the meaning of Section 280G of the Code) or by any affiliate of any such person (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Company shall pay you an amount (a “Gross-Up Payment”) equal to the amount that shall fund your payment of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

In the event Theravance or an acquirer of Theravance notifies you that you are or may be subject to Excise Tax, you must notify the Company’s Chief Financial Officer in writing within 10 days.  In addition, in order to receive the Gross-Up Payment described on this Exhibit A, you must provide appropriate supporting documentation of the amount of Excise Tax.  The determination of the amount of the Gross-Up Payment will be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which will provide its determination, together with supporting calculations, both to the Company and to you.   If a Gross-Up Payment is determined to be payable, it shall be paid by the Company as soon as reasonably practicable thereafter but in any event by March 15th of the calendar year following the calendar year in which the Change in Control occurs.

Underpayments and Overpayments.

As a result of uncertainty in the application of section 4999 of the Code, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayments”) or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”).  In either event you must promptly provide appropriate supporting documentation to the Company and the Accounting Firm, and the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Company to or for your benefit.  In the case of an Overpayment, you shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) you shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that you have retained or have recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this section, which is to make you whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in you repaying to the Company an amount which is less than the Overpayment.